Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Jeff Scipta	+1 312 861 5930

JBT Corporation Strengthens Executive Team

CHICAGO, August 16, 2017-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today announced plans to expand its executive team.
“Given JBT’s strategic focus on our FoodTech business, and the progress we have enjoyed, I believe we can best promote growth and advance our operational improvement programs by increasing our executive leadership capacity,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “With the promising opportunities in front of JBT, I am creating two leadership positions reporting directly to me for Protein and Liquid Foods.”
Effective immediately, Carlos Fernandez is promoted to the position of EVP and President - Liquid Foods.
“Carlos has 21 years of experience with JBT and has done an outstanding job building our global Liquid Foods franchise since 2014,” continued Giacomini. “He is a welcome addition to our executive team.”
The Company also is announcing that Steve Smith will serve as EVP and President - Protein and will retire in the second quarter of 2018. Steve’s successor will be named prior to his retirement.
“Steve is highly committed to continuing his exceptional leadership and successfully transitioning his role,” added Giacomini. “I am very much looking forward to the benefits this leadership structure will bring to JBT.”
##
JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 5,700 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.